Exhibit 99.2

PERSONAL AND CONFIDENTIAL

July 15, 2015

Board of Directors

Axis Capital Holdings Limited

92 Pitts Bay Road, Pembroke, Bermuda HM 08

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than PartnerRe Ltd. (“PartnerRe”) and its affiliates) of the outstanding common shares, par value $0.0125 per share (the “Shares”), of Axis Capital Holdings Limited (the “Company”), taking into account the Special Dividend (as defined below), of the Company Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Amalgamation, dated as of January 25, 2015, by and between PartnerRe and the Company, as amended by the First Amendment to the Agreement and Plan of Amalgamation, dated as of February 17, 2015, the Second Amendment to the Agreement and Plan of Amalgamation, dated as of March 10, 2015, the Third Amendment to the Agreement and Plan of Amalgamation, dated as of March 31, 2015, the Fourth Amendment to the Agreement and Plan of Amalgamation, dated as of May 3, 2015 (the “Fourth Amendment”) and the Fifth Amendment to the Agreement and Plan of Amalgamation, dated as of July 15, 2015 (as amended, the “Agreement”). The Agreement provides that (a) each Share (other than shares owned by PartnerRe, the Company or by any of their respective subsidiaries which are not wholly owned subsidiaries of the Company) will be automatically cancelled and converted into the right to receive one common share, par value $0.0125 per share (the “Amalgamated Company Shares”), of the Bermuda exempted company continuing from the amalgamation of the Company and PartnerRe (the “Amalgamated Company”) (the “Company Exchange Ratio”) and (b) each common share, par value $1.00 per share (the “PartnerRe Shares”), of PartnerRe (other than shares owned by PartnerRe, the Company or by any of their respective subsidiaries which are not wholly owned subsidiaries of PartnerRe) will be automatically cancelled and converted into the right to receive 2.18 Amalgamated Company Shares. The Agreement further provides that PartnerRe will declare and pay a special dividend (the “Special Dividend”) to holders of record of PartnerRe Shares on the Conditional Dividend Record Date (as defined in the Agreement) in the amount of $17.50 per PartnerRe Share, which dividend shall be declared prior to the PRE Shareholder Meeting (as defined in the Agreement), but shall only become payable, and such payment shall be conditioned, upon the occurrence of the Effective Time (as defined in the Agreement). In addition, the Agreement further provides that the parties agree that if the parties thereto receive a Ruling (as defined in the Agreement) prior to the Expiration Date (as defined in the Agreement), the Amalgamated Company will use its commercially reasonable efforts to commence an offer to exchange newly issued preferred shares of the Amalgamated Company (the “Exchange Securities”) for each series of preferred shares of the Amalgamated Company received by holders of PRE Preferred Shares (as defined in the Agreement) at the Effective Time with Exchange Securities having identical terms in all material respects to the applicable series of Amalgamated Company preferred shares (such series of preferred shares together, the “Amalgamated Company Preferred Shares”), except that the dividend rate for each series of the Amalgamated Company Preferred Shares will be increased by 100 basis points and the call protection features of the Amalgamated Company Preferred Shares will be amended as set forth in Section 5.10 of the Agreement and Exhibit A thereto.

Goldman, Sachs & Co. (“Goldman Sachs”) and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, PartnerRe, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, PartnerRe and the Amalgamated Company and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and PartnerRe for the five years ended December 31, 2014; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and PartnerRe; certain other communications from the Company and PartnerRe to their respective shareholders; the Registration Statement on Form S-4, filed March 16, 2015, as amended on June 1, 2015, including the Joint Proxy Statement-Prospectus relating to the Special Meetings of Stockholders of the Company and PartnerRe to be held in connection with the Agreement; certain publicly available research analyst reports for the Company and PartnerRe; certain internal financial analyses and forecasts for PartnerRe prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for PartnerRe prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); and certain operating synergies and dis-synergies projected by the managements of the Company and PartnerRe to result from the Transaction, updated since the Company entered into the Fourth Amendment, as approved for our use by the Company (the “Net Synergies”). We have also held discussions with members of the senior managements of the Company and PartnerRe regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of PartnerRe and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the PartnerRe Shares; compared certain financial and stock market information for the Company and PartnerRe with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the insurance industry and reinsurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Net Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, PartnerRe, the Amalgamated Company or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the reserve for losses and loss expenses of the Company and the unpaid losses and loss expenses and the policy benefits for life and annuity contracts of PartnerRe. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, PartnerRe or the Amalgamated Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than PartnerRe and its affiliates) of Shares, as of the date hereof and taking into account the Special Dividend, of the Company Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the

Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Company Exchange Ratio, taking into account the Special Dividend, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of the Amalgamated Company will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, PartnerRe or the Amalgamated Company or the ability of the Company, PartnerRe or the Amalgamated Company to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and taking into account the Special Dividend, the Company Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than PartnerRe and its affiliates) of Shares.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)